Exhibit 1.1


                         CONFIRMATION FOR EQUITY SWAP
         TRANSACTION BETWEEN CITIBANK, N.A. AND HARCOURT GENERAL, INC.


          The purpose of this confirmation, dated as of April 20, 2000, is to set forth certain terms and conditions for the equity swap transaction that Harcourt General, Inc. ("Counterparty") entered into with Citibank, N.A. ("Citibank") on April 20, 2000 (the "Trade Date") (the "Transaction"). This confirmation constitutes a "Confirmation" as referred to in the Agreement specified below.

          This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. In the event you and we execute the ISDA Master Agreement (Multicurrency-Cross Border) (the "ISDA Agreement") in the form published by the International Swaps and Derivatives Association, Inc. ("ISDA") with such modifications as you and we shall in good faith agree (as modified, the "Master Agreement"), this Confirmation will supplement, form a part of, and be subject to the Agreement. Prior to execution of the Agreement, this Confirmation, together with all other documents referring to the ISDA Agreement (each a "Confirmation") confirming transactions (each a "Transaction") entered into between you and us (notwithstanding anything to the contrary in a Confirmation), shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Agreement as if we had executed an agreement in such form (without any Schedule but modified by the provisions in Section 12 herein) on the Trade Date (the "Agreement").

          The ISDA Agreement and this Confirmation will be governed by the laws of the State of New York.

          1. In the event of any inconsistency between this Confirmation, on the one hand, and the ISDA Agreement, or when executed, the Agreement, on the other hand, this Confirmation will control for the purpose of the Transaction. With respect to the Transaction, capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to them in the ISDA Agreement or, when executed, the Agreement.

          2. Each party will make each payment specified in this Confirmation as being payable by it not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency. This Confirmation and the Agreement shall constitute the written agreement between Counterparty and Citibank with respect to this Transaction.

          3. The Transaction to which this Confirmation relates is an equity swap transaction, the terms of which include:

         4.   General Definitions:

Business Day:             means a day (other than a Saturday or a Sunday) on
                          which commercial banks generally are open for business in New York City.

Carrying Rate:            means on any day with respect to the Notional Amount
                          (i) until, but not including the Initial Reset Date, LIBOR as determined as of the first day of the initial period plus the Carrying Spread and (ii) during each period thereafter, LIBOR determined as of the beginning of such period plus the Carrying
                          Spread.

Closing Price:            means, with respect to a Trading Day (subject to the
                          Market Disruption Event provisions in paragraph
                          8(a)), the closing price per Common Share on the Principal Market on such day or if the Common Shares cease to be listed on a national securities exchange or included in a quotation system, then the price as determined by Citibank in a commercially reasonable manner.

Common Shares:            means shares of Harcourt General, Inc.'s common
                          stock.

Designated Citibank
Affiliate:                means Citibank or one or more affiliates of
                          Citibank, wholly-owned, directly or indirectly, by Citigroup (or any successor thereto) as designated by Citibank (or to the extent that Citibank does not designate such an affiliate), the Designated
                          Citibank Affiliate shall mean Salomon Smith Barney,
                          Inc. ("SSB").

LIBOR: means, 6.31813% per annum for the initial Calculation Period, and thereafter, the rate per annum for U.S. dollar LIBOR (determined on the basis of the actual number of days elapsed over a 360-day year) for the appropriate reference period, as determined by Citibank, appearing (except as provided in the following sentence) on Telerate Page 3750 or any replacement of that page, two London business days prior to the start of a relevant period, provided that if the rate cannot be so determined, it shall be determined as if USD-LIBOR-Reference Banks (as defined in the 1991 ISDA Definitions) had been specified for purposes of determining the rate. If the relevant period is one week or less, the reference period shall be one week, and the rate shall be as specified on Reuters Screen LIBO Page. LIBOR shall otherwise be determined by linear interpolation if the relevant period does not correspond exactly to a period for which rates appear on Telerate Page 3750 or its replacement. Except for the period ending on the Maturity Date or unless the parties otherwise agree, the relevant period for determining LIBOR shall be three months.

Principal Market:         means the principal national securities exchange or
                          quotation system on which the Common Shares may be listed or otherwise included in the future should they cease to be quoted on such exchange or quotation system. All references to closing prices or sales prices for the Common Shares shall be to such prices on the Principal Market.

Trading Day:              means a day on which the Principal Market is open
                          for trading.


          5.   General Terms of the Transaction:

          (a)  General Terms of the Transaction.

Trade Date:               April 20, 2000

Effective Date:           April 25, 2000; provided that this Confirmation
                          shall not become effective until the sale of Common
                          Shares under the Purchase Agreement is consummated.

Number of Common Shares:  1,372,213

Notional Amount:          $50,000,011.19

Initial Reset Date:       July 25, 2000 (or, if such date is not a Trading
                          Day, the next Trading Day).

Optional Unwind Date:     July 25, 2000 (or, if such date is not a Trading
                          Day, the next Trading Day).

Maturity Date:            October 22, 2000 (or, if such date is not a Trading
                          Day, the next Trading Day).

Carrying Spread:          1.625% per annum.

Initial Price Per Share   $36.4375

          (b) Outstanding Aggregate Amount. The term "Outstanding Aggregate Amount" means, as of any date, a dollar amount equal to the original Notional Amount minus the sum of the Daily Delivery Amounts for each related Delivery Date (each as defined in paragraph 6) occurring prior to such date.

          6.   Unwind Period Settlement Obligations:

          (a) Counterparty Unwind Period Settlement Option. Counterparty shall be entitled to elect by timely written notice to Citibank whether settlement of the parties' respective obligations for a particular Unwind Period shall be by (i) "Net Share Settlement" or (ii) "Net Cash Settlement" (or if Counterparty fails to so elect, it shall be deemed to have elected Net Share Settlement). Counterparty shall notify Citibank of its election of Net Share Settlement or Net Cash Settlement not less than ten Trading Days (or such shorter period as the parties may agree) prior to the commencement of the relevant Unwind Period. The methods for determining the beginning and length of the "Unwind Period" for a "Maturity Termination" as well as for an "Optional Unwind," a "Credit Event" and a "Partial Termination Event" are set forth in paragraph 7.

          (b) Net Share Settlement. If Counterparty elects Net Share Settlement with respect to an Unwind Period, on each Delivery Date in such Unwind Period, (i) Citibank shall deliver to Counterparty a number of Common Shares equal to the Citibank Share Amount for such Delivery Date against payment by Counterparty to Citibank of cash equal to the Forward Amount for such Delivery Date and (ii) Counterparty shall deliver to Citibank a number of Common Shares equal to the Forward Amount for such Delivery Date divided by the Determination Price for such Delivery Date (the "Counterparty Share Amount") against payment by Citibank to Counterparty of cash equal to the Forward Amount for such Delivery Date (the Citibank Share Amount minus the Counterparty Share Amount is referred to herein as the "Net Share Amount").

          (c) Net Cash Settlement. If Counterparty elects Net Cash Settlement with respect to an Unwind Period, on each Delivery Date in such Unwind Period, (i) if the Net Share Amount is positive, Citibank shall pay to Counterparty an amount equal to the Net Share Amount multiplied by the Determination Price for such Delivery Date and (ii) if the Net Share Amount is negative, Counterparty shall pay to Citibank an amount equal to the absolute value of the Net Share Amount multiplied by the Determination Price for such Delivery Date.

          WHERE:

          "Citibank Share Amount" means, for any Delivery Date, the Daily Delivery Amount for such Delivery Date divided by the Initial Price Per Share.

          "Daily Delivery Amount" means, for any Delivery Date, the portion of the Outstanding Aggregate Amount subject to the related Unwind Period divided by the number of Unwind Period Days for such Unwind Period (each determined in accordance with paragraph 7) or such other amount as agreed to by the parties or by Citibank if an event as described in Paragraph 6(e) ("Citibank Unwind Period Settlement Option") has occurred.

          "Forward Amount" means, for any Delivery Date, a dollar amount equal to (i) the Daily Delivery Amount for such Delivery Date plus
          (ii) Carrying Costs for such Delivery Date minus (iii) Actual Dividends for such Daily Delivery Amount (subject to the provisions of Section 7(b) ("Optional Unwind").

          "Delivery Date" means, in respect of each Unwind Period Day, the third Trading Day after such Unwind Period Day.

          "Unwind Period Day" means each Trading Day in an Unwind Period.

          "Carrying Costs" means, for any Delivery Date and subject to paragraph 9(e) ("Funding Cost Adjustment"), an amount equal to interest on the Daily Delivery Amount for such Delivery Date at the applicable Carrying Rate, compounded periodically each time LIBOR is reset on an actual/360 basis, for the period from and including the third Trading Day after the Trade Date to but excluding such Delivery Date.

          "Actual Dividends" means, for any Delivery Date, the amount of all dividends (other than dividends resulting in an adjustment pursuant to paragraph 8(c) ("Adjustment Events") or transferred to Counterparty pursuant to paragraph 9(f) ("Certain Dividends")) paid before the day on which the Unwind Period commences to which a holder of a number of Common Shares equal to the applicable Daily Delivery Amount (or portion thereof) outstanding on the applicable ex-dividend date divided by the Initial Price Per Share would be entitled.

          "Determination Price" means for any Delivery Date, the weighted average price at which Citibank or the Designated Citibank Affiliate sells Common Shares (net of Fees) on the relevant Unwind Period Day for net proceeds to Citibank or the Designated Citibank Affiliate equal to the Forward Amount for such Delivery Date.

          "Fees" means $0.05 with respect to Common Shares sold in a Gradual Market Distribution (as defined below).

          (d) Final Dividend Amount. In connection with each Unwind Period, Citibank shall transfer to Counterparty, promptly after the related dividend payment date and in the same form in which the dividend was made, the amount of all dividends (other than dividends resulting in an adjustment pursuant to paragraph 8(c) ("Adjustment Events")) with an ex-dividend date before the last Trading Day in such Unwind Period and a dividend payment date on or after the first Trading Day in such Unwind Period to which a holder of a number of Common Shares equal to the Remaining Share Amount on the applicable ex-dividend date would be entitled.

          WHERE:

          "Remaining Share Amount" means, for any ex-dividend date, (i) the portion of the Outstanding Aggregate Amount that is the subject of the Unwind Period (determined in accordance with paragraph 7) outstanding on such ex-dividend date divided by the Initial Price Per Share minus (ii) the Citibank Share Amount for each Delivery Date with a related Unwind Period Day occurring on or before such ex-dividend date.

          (e) Citibank Unwind Period Settlement Option. If on a Trading Day or Delivery Date in connection with an Unwind Period, Counterparty fails to comply with or perform any agreement or obligation contained in paragraph 10(c) ("Securities Laws and Registration--Registration Statement") or paragraph 10(e) ("Securities Laws and Registration--Due Diligence") or if Counterparty's representations contained in paragraph 10(d) ("Securities Laws and Registration--Representations") are incorrect or misleading in any material respect, Citibank and its affiliates shall be entitled (in addition to any other remedies under the Agreement as modified herein) to immediately sell Common Shares used to hedge this Transaction or Common Shares received from Counterparty hereunder (including pursuant to this clause (e)), on a private placement basis and apply the proceeds of such sale toward the payment of the Forward Amount for the Relevant Delivery Date and, if Common Shares are so sold, Counterparty shall either deliver to Citibank an amount of cash such that the aggregate actual net proceeds of the Common Shares so sold plus such cash amount is equal to such Forward Amount or a number of Common Shares such that the aggregate actual net proceeds from the sale of Common Shares is equal to the Forward Amount. Counterparty shall deliver promptly upon request the number of Common Shares Citibank reasonably determines is adequate to realize actual net proceeds in such amount, and Counterparty's obligation to deliver Common Shares under this clause (e) shall be a continuing one until Citibank or its affiliates have received actual net proceeds equal to the Forward Amount together with interest at the applicable Default Rate. Counterparty agrees in connection with any sales pursuant to this Section 6(e) that each of its filings under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") or other applicable securities laws that are required to be filed have been filed, as of each day on which Citibank or its affiliates sell Common Shares pursuant to this clause (e) will have been filed and that such filing, as supplemented by any information provided by Counterparty to Citibank, will contain no misstatement of material fact or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading. Citibank and its affiliates shall be entitled to disclose any material non-public information regarding Counterparty in their possession to purchasers in such a private placement.

          7.   Unwind Periods:

          (a) Maturity Termination. An Unwind Period will commence on the 60th Trading Day prior to the Maturity Date with respect to the entire Outstanding Aggregate Amount; provided that if a shorter Unwind Period is determined in accordance with the provisions set forth below, the Unwind Period will commence on a Trading Day prior to the Maturity Date so that the Unwind Period is scheduled to terminate on the Maturity Date. Counterparty may propose a number of Trading Days, from 1 to 60 consecutive Trading Days inclusive, and propose the Manner of Sale. Citibank shall not unreasonably reject the proposed length of the Unwind Period or Manner of Sale. If any such term is not reasonably acceptable to Citibank, the parties shall negotiate in good faith to modify the proposed term; provided that if the parties cannot agree regarding the Unwind Period length, the number of Trading Days in the Unwind Period or the Manner of Sale, then each disputed item shall be determined by Citibank; provided that Citibank shall not elect an Underwritten Offering unless it reasonably determines that Block Sales or Gradual Market Distribution is not feasible.

          (b) Optional Unwind. Counterparty (i) may notify Citibank of its desire to effect a settlement with respect to any portion (prior to October 1, 2000) or all of the Outstanding Aggregate Amount (at any time) over a number of Trading Days, from 1 to 60 consecutive Trading Days inclusive, as Counterparty may propose (an "Optional Unwind"), (ii) propose the Manner of Sale and (iii) shall include in such notice an irrevocable indication of its election pursuant to paragraph 6(a) ("Counterparty Unwind Period Settlement Option"). Citibank shall not unreasonably reject the proposed portion of such Outstanding Aggregate Amount, Unwind Period length, commencement date of the Unwind Period relating to such Optional Unwind or Manner of Sale. If any such term is not reasonably acceptable to Citibank, the parties shall negotiate in good faith to modify the proposed term, provided that if the parties cannot agree regarding the Unwind Period length, the number of Trading Days in the Unwind Period or the Manner of Sale, then each disputed item shall be determined by Citibank; provided that Citibank shall not elect an Underwritten Offering unless it reasonably determines that Block Sales or Gradual Market Distribution is not feasible. If the first Trading Day in the Unwind Period is before the Optional Unwind Date, Counterparty shall pay Citibank by the second Business Day following such Trading Day an amount equal to the present value (calculated by Citibank using a discount rate equal to LIBOR minus 0.125% per annum) of the Carrying Spread that would have been earned on the portion of the Outstanding Aggregate Amount subject to such Optional Unwind had it remained outstanding through such date, or Counterparty may elect to increase the applicable Forward Amount by such amount.

          WHERE

          "Manner of Sale" means:

               (i) an underwritten fixed price or "at the market" public offering of the Common Shares through an underwriter or group of underwriters mutually acceptable to Citibank and Counterparty; provided that, subject to the consent of Counterparty, Citibank shall be entitled to designate Salomon Smith Barney Inc. ("SSB") as the sole book running manager (an "Underwritten Offering");

               (ii) one or more privately negotiated sales involving at least a block of the Common Shares through a broker-dealer mutually acceptable to Citibank and Counterparty; provided that, subject to the consent of Counterparty, Citibank shall be entitled to designate SSB as the sole agent, executing dealer or other intermediary ("Block Sale"); or

               (iii) an offering of the Common Shares into the existing trading market for outstanding shares of the same class at other than a fixed price on the Principal Market or to or through a market maker or broker or dealer, with respect to which Citibank shall be entitled to designate SSB as the sole agent, executing dealer or other intermediary (a "Gradual Market Distribution").

          (c) Credit Event. A "Credit Event" shall occur if Counterparty's unsecured and unsubordinated long-term debt rating (not supported by third party credit enhancement), if any, falls below BBB- by Standard & Poor's Ratings Services (including its successors, "S&P"), or Baa3 by Moody's Investors Service, Inc. (including its successors, "Moody's") or in any case is suspended or withdrawn. Upon the occurrence and continuation of a Credit

Event, Citibank shall be entitled to commence an Unwind Period with respect to the entire Outstanding Aggregate Amount. Such Unwind Period shall commence on a Trading Day and end on and include a Trading Day, each as designated by Citibank and Citibank shall determine the Manner of Sale; provided that Citibank shall not elect an Underwritten Offering unless it reasonably determines that Block Sales or Gradual Market Distribution is not feasible. At the option of Citibank, any Unwind Period that had commenced prior to the start of the Unwind Period for such Credit Event and not terminated shall terminate on the Trading Day prior to the start of the Unwind Period for such Credit Event.

          (d) Partial Termination Event. A "Partial Termination Event" shall occur if on any day (i) the Transaction Equity for such day exceeds 8.5% of the number of outstanding Common Shares on such day or (ii) the Net Settlement Balance for such day exceeds the Available Common Shares for such day. Upon the occurrence of a Partial Termination Event, Citibank shall be entitled to commence an Unwind Period with respect to a portion of the Outstanding Aggregate Amount equal to the amount determined by Citibank so that after completion of the Unwind Period related to the Partial Termination Event, (x) in the case of (i) above, the Transaction Equity would not exceed 8.5% of the number of outstanding Common Shares and (y) in the case of (ii) above, the Net Settlement Balance would not exceed the Available Common Shares. Such Unwind Period shall commence on a Trading Day and end on and include a Trading Day, each as designated by Citibank and Citibank shall determine the Manner of Sale; provided that Citibank shall not elect an Underwritten Offering unless it reasonably determines that Block Sales or Gradual Market Distribution is not feasible. At the option of Citibank upon notice to Counterparty, an Unwind Period that has commenced shall terminate on the Trading Day prior to the start of the Unwind Period for such Partial Termination Event.

          WHERE:

          "Transaction Equity" means, with respect to any day, a number of Common Shares equal to the sum of (i) the Counterparty Share Amount for such day (determined using the Closing Price for such day and assuming an Unwind Period of one day) and (ii) the number of Common Shares held by Citibank or its affiliates on such day to hedge other transactions with Counterparty.

          "Net Settlement Balance" means, with respect to any day, a number of Common Shares equal to the Counterparty Share Amount for such day (determined using the Closing Price for such day and assuming an Unwind Period of one day) minus the Citibank Share Amount for such day (assuming an Unwind Period of one day).

          "Available Common Shares" means, with respect to any day, a number of Common Shares equal to (i) the number of authorized Common Shares on such day minus (ii) the sum of (x) the number of outstanding Common Shares on such day and (y) the number of Common Shares reserved for other purposes.

          (e) Suspension of Unwind Period. Counterparty may, by notice to Citibank by 8:30 a.m. New York time on any Trading Day, suspend an Unwind Period for up to 5 days in the aggregate based on the advice of counsel respecting applicable federal securities laws that such Unwind Period should be suspended. As promptly as practicable after such suspension, Citibank will adjust any term of this Transaction relating to an Unwind Period, Maturity Date or other Trading Day or otherwise to the extent appropriate to effectuate the fundamental economic terms of this Transaction.

          (f) Unwind Periods in Effect. For purposes of "Optional Unwind" and "Maturity Termination," and unless Citibank (in the case of a "Credit Event" or "Partial Termination Event") elects to terminate an Unwind Period in effect in accordance with the last sentence of such paragraphs, any Daily Delivery Amount for which an Unwind Period is in effect shall be deemed not outstanding for purposes of determining the Outstanding Aggregate Amount to be subject to such an Unwind Period.

          8.   Disruptions and Adjustments:

          (a) Market Disruption Events. If on any day that would otherwise be a Trading Day Citibank determines that there has been a material suspension or material limitation of trading in the Common Shares on the Principal Market, or that trading in securities in general on the Principal Market has been materially suspended or materially limited (a "Market Disruption Event"), then that day shall be deemed not to be a Trading Day (in whole or in part), and the next Trading Day shall be postponed to the first succeeding Trading Day on which, in Citibank's determination, there is no Market Disruption Event. As promptly as practicable after the occurrence of a Market Disruption Event, Citibank will adjust any term of this Transaction relating to an Unwind Period, Maturity Date or other Trading Day or otherwise to the extent appropriate to effectuate the fundamental economic terms of this Transaction.

          (b) Disruption of Settlement. If on any date there occurs an event beyond the control of the parties as a result of which The Depository Trust Company or any successor depository cannot effect a transfer of the Common Shares pursuant to this Transaction, the party obligated to deliver the Common Shares shall use its best efforts to cause the Common Shares to be delivered as promptly as practicable to the other party in any commercially reasonable manner. Each party agrees that if delivery of the Common Shares on any Delivery Date is subject to any restriction imposed by a regulatory authority, the parties will negotiate in good faith a procedure to effect settlement of such Common Shares in a manner that complies with any relevant rules of such regulatory authority.

          (c) Adjustment Events. In the event of (i) a subdivision, consolidation or reclassification of the Common Shares into a different number or kind of shares of stock of Counterparty, (ii) a dividend on the Common Shares paid in Common Shares, (iii) a merger or other transaction whereby the outstanding Common Shares are exchanged for another class of securities, or securities of another issuer, or (iv) any other similar event (an "Adjustment Event"), then in each case, Citibank shall make appropriate adjustments to the terms of this Transaction, and/or amend the definition of Common Shares, such that the fundamental economic terms of this Transaction are equivalent to those in effect immediately prior to the Adjustment Event.

          9.   Miscellaneous:

          (a)  Early Termination.  The parties agree that for purposes of
Section 6(e) of the Agreement, Second Method and Loss will apply to this Transaction. The parties further agree that for purposes of calculating Citibank's Loss under Section 6(d) and (e) of the Agreement in connection with this Transaction, Citibank and its affiliates shall dispose of any Common Shares used to hedge the Transaction over a period consisting of (i) in the case of an Early Termination Date resulting from an Event of Default, any number of Trading Days as Citibank may determine and (ii) in the case of an Early Termination Date resulting from a Termination Event, any number of Trading Days as Citibank may determine and to which Counterparty shall not unreasonably object. If the Loss amount determined with respect to the Transaction is an amount owing to Citibank (the "Citibank Loss Amount"), Counterparty may elect to deliver a number of Common Shares to Citibank in lieu of the Citibank Loss Amount, in accordance with the following provisions:

               (i) the Citibank Loss Amount shall not be considered in determining any calculation, payment or delivery relating to the parties' other Transactions under
                          Section 6(e) of the Agreement;

               (ii) the Citibank Loss Amount will be deemed to include (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in USD from (and including) the Early Termination Date to (but excluding) the date that Citibank realizes actual net proceeds equal to such Citibank Loss Amount, or portion thereof, together with interest at the applicable Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed;

               (iii) the last sentence of the first paragraph of 6(e) of the Agreement shall not apply with respect to this Transaction;

               (iv) Counterparty shall deliver promptly upon request the number of Common Shares Citibank reasonably initially determines is adequate to realize actual net proceeds upon resale equal to the Citibank Loss Amount and Counterparty shall be obligated to deliver Common Shares to Citibank until Citibank or its affiliates have realized actual net cash proceeds equal to the Citibank Loss Amount, plus any amounts due pursuant to clause (ii) above. Counterparty and its affiliates shall be entitled to the benefit of the relevant provisions of this Confirmation applicable to the resale of Common Shares delivered by Counterparty, including but not limited to Sections 6(e), 9(h), 10(a), (c) (upon the request of Citibank), (d) and (e), and Section 11 (which shall be deemed to be modified to conform to the procedures set forth herein); provided that any failure to perform by Counterparty shall not limit Citibank's right to effect a sale of such Common Shares as modified herein; and

               (v) notwithstanding the foregoing, Counterparty may satisfy its obligations hereunder in cash in lieu of Common Shares.

          (b) Netting of Obligations; Rounding. The respective Common Share delivery and cash payment obligations on any day of Counterparty, on the one hand, and Citibank and the Designated Citibank Affiliate, on the other hand, shall be netted. The net Common Shares delivery obligation of either party shall be rounded down to the nearest number of whole shares, such that neither party shall be required to deliver any fractional shares.

          (c) Agreement regarding Common Shares. Each party agrees with the other that, in respect of any Common Shares delivered to the other party, (i) in the case of Citibank, the Designated Citibank Affiliate will, at the time of delivery, be the legal and beneficial owner thereof, free of liens and other encumbrances, and (ii) in the case of Counterparty, such shares shall be, upon such delivery, validly authorized, issued and outstanding, fully paid and nonassessable, and subject to no adverse claims of any other party.

          (d) Default Interest. If a party defaults in the performance of any obligation required to be settled by delivery, it will indemnify the other party on demand, in accordance with the practice of the Principal Market for the Common Shares, for any costs, losses or expenses (including the costs of borrowing Common Shares, if applicable) resulting from such default. A certificate signed by the deliveree setting out such costs, losses or expenses in reasonable detail shall be conclusive evidence that they have been incurred, absent manifest error.

          (e) Funding Cost Adjustment. If for any reason the relevant interest period does not correspond with the reference period used for purposes of calculating the Carrying Costs, Citibank shall adjust the terms of this Transaction appropriately to reflect any additional funding costs incurred, or any reduction in funding costs received, by Citibank.

          (f) Certain Dividends. Citibank shall transfer to Counterparty, promptly after the related dividend payment date and in the same form in which the dividend was made, the amount of all dividends (other than cash dividends and dividends resulting in an adjustment pursuant to paragraph 8(c) ("Adjustment Events")) to which a holder of a number of Common Shares equal to the Dividend Share Amount on the applicable ex-dividend date would be entitled.

          WHERE:

          "Dividend Share Amount" means, for any ex-dividend date, a number of Common Shares equal to (i) the portion of the Outstanding Aggregate Amount outstanding on such ex-dividend date that is not, and has not been, the subject of an Unwind Period (determined in accordance with paragraph 7) when such dividend is paid divided by
          (ii) the Initial Price Per Share.

          (g) Increased Costs. If Citibank determines that from the Trade Date of the relevant Transaction (i) due to either (x) the introduction of or any change in or in the interpretation of any law or regulation or (y) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to Citibank or its affiliates of engaging in this Transaction or related transactions, or (ii) compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) increases or would increase the amount of any capital required or expected to be maintained by Citibank or any affiliate of Citibank as a direct or indirect consequence of this Transaction ("Increased Costs"), then Counterparty shall from time to time until this Transaction is no longer outstanding (whether through Optional Unwind or otherwise), promptly upon demand by Citibank, convey to Citibank additional amounts sufficient to compensate Citibank for such Increased Costs as are incurred. Such additional amounts may, at Counterparty's option, be paid in U.S. dollars or be satisfied by delivery of a number of Common Shares having an equivalent value; provided, however, that Counterparty shall be entitled to satisfy such obligation by delivery of Common Shares only if it provides twenty Trading Days' notice and complies with its obligations and makes the representations set forth in paragraph 10 ("Securities Laws and Registration") as if such delivery were in connection with a Delivery Date to which Net Share Settlement applied for purposes of paragraph 6(a) ("Counterparty Unwind Period Settlement Option"). A detailed and signed certificate outlining the amount of Increased Costs, submitted to Counterparty by Citibank, shall be conclusive and binding for all purposes absent manifest error.

          (h) Consent to Recording. Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their affiliates in connection with this Transaction and
(ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel of it and its affiliates.

          (i) Severability; Illegality. If compliance by either party with any provision of this Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of this Transaction shall not be invalidated, but shall remain in full force and effect.

          (j) Calculation Agent. Citibank shall make all calculations, adjustments and determinations required pursuant to this Transaction. Citibank's calculations, adjustments and determinations shall be made in good faith and in a commercially reasonable manner.

          (k) Cash Payments. All references herein to "dollars" or "$" are to U.S. dollars. All amounts payable in cash shall be payable in dollars in immediately available funds.

          (l) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND CITIBANK HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TRANSACTION OR THE ACTIONS OF CITIBANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

          (m) Financial Statements. Counterparty will provide to Citibank promptly upon request copies of its most recent annual report containing audited or certified financial statements.

          (n) Delivery of Opinion. On the date hereof, Counterparty will provide to Citibank an opinion of counsel regarding this Master Confirmation and the Transaction contemplated hereby in form and substance reasonably satisfactory to Citibank.

          (o) Piggyback Rights. Prior to the completion of the sale of Common Shares of Common Shares in connection with an Unwind Period or termination of the Transaction and subject to Section 9(t) below, Counterparty, without the prior consent of Citibank, shall not in a public offering sell any Common Shares or securities convertible into or exchangeable for Common Shares (other than offerings pursuant to a Registration Statement on Form S-8), unless Counterparty elects an Optional Unwind with respect to a number of Common Shares equal to the greater of (i) 50% of the number of Common Shares to be sold in such offering and (ii) 50% of the then outstanding Number of Common Shares in connection with the Transaction and Citibank or the Designated Citibank Affiliate participates in such offering as a selling shareholder and Counterparty otherwise complies with the applicable provisions of this Confirmation.

          (p) Limitations on Additional Forward Stock Purchase or Option Agreements. Until the expiration of the final Unwind Period, Counterparty and any of its Affiliates shall not enter into Forward Stock Purchase or Option Agreements other than this Confirmation.

          WHERE

          "Forward Stock Purchase or Option Agreement" means with respect to Counterparty and any of its Affiliates only, any forward stock purchase agreement, swap agreement, option (other than employee stock options) or similar agreement entered into by Counterparty and any of its Affiliates and one or more parties in the future relating, directly or indirectly, to Common Shares.

          (q) Transfer. Notwithstanding Sections 7 or 10(b) of the Agreement, Citibank may assign its rights and obligations hereunder to make or receive delivery of Common Shares to a Designated Citibank Affiliate to the extent provided in this Master Confirmation; provided that Counterparty shall have recourse to Citibank in the event of the failure by a Designated Citibank Affiliate to perform any of such obligations hereunder. Notwithstanding the foregoing, recourse to Citibank shall be limited to recoupment of Counterparty's monetary damages and Counterparty hereby waives any right to seek specific performance by Citibank of its obligations hereunder. Such failure after any applicable grace period shall be an Additional Termination Event with this Transaction as the sole Affected Transaction and Citibank as the sole Affected Party.

          (r) Additional Share Delivery. (i) If on any Trading Day the Current Aggregate Value of the Underlying Shares plus any Additional Delivered Shares shall be an amount less than 70% of the Outstanding Aggregate Amount then outstanding, the Counterparty shall promptly, and in any event within two Business Days, at its option:

               (A)  deliver a sufficient number of Common Shares to Citibank;
                    or

               (B) effect an Option Unwind so that after giving effect thereto.

so that the Current Aggregate Value of the Underlying Shares plus any Additional Delivered Shares shall be an amount equal to at least 100% of the Outstanding Aggregate Amount then outstanding; provided that Counterparty need not take any action hereunder if, and only if, the Current Aggregate Value of the Common Shares, as of such Trading Day that would be required to be delivered is less than $5.0 million.

          WHERE

          "Additional Delivered Shares" means as of any day, Common Shares previously delivered to Citibank from Counterparty pursuant to this
          Section 9(r).

          "Current Aggregate Value" as of any day means the amount equal to the relevant number of Common Shares multiplied by the Closing Price for such day.

          "Underlying Shares" means 1,372,213 Common Shares, subject to adjustment as provided herein in Section 8(c) ("Adjustment Events").

               (ii) Any Common Shares delivered by Counterparty pursuant to
     Section 9(r) shall be deemed a payment in advance by Counterparty of the Counterparty Share Amount in connection with a Net Share Settlement with respect to the Unwind Period with respect to the full Outstanding Aggregate Amount. Any Additional Delivered Shares will be used by Citibank only to satisfy Counterparty's obligation on a Delivery Date during any Unwind Period with respect to which Counterparty elected Net Share Settlement; provided, that, with respect to an Unwind Period being effect in accordance with Section 6(b), such Common Shares are at such time in the form required pursuant to the Purchase Agreement dated the date hereof between Salomon Smith Barney, Inc., as agent for Citibank, and Counterparty (the "Purchase Agreement"). After satisfaction of Counterparty's obligations under this Master Confirmation, Citibank shall return to Counterparty any Additional Delivered Shares that were not used to satisfy Counterparty's obligations to deliver Common Shares with respect to any Unwind Period where the Counterparty elected Net Share Settlement or with respect to an Unwind Period under Section 6(e).

          (s) Treatment of Payments. Payments made pursuant to Section 6 hereof will be treated as an adjustment to the purchase price of Shares provided for in the Purchase Agreement.

          (t) Sale of Common Shares. Counterparty agrees that it will not sell and will cause its subsidiaries not to sell any Common Shares or securities convertible into or exchangeable for Common Shares (i) for a period of 60 days prior to the termination of the Transaction and for a period of 30 days thereafter, (ii) after the occurrence of a Credit Event, or
(iii) after the occurrence of a Partial Termination Event; provided that Counterparty may issue Common Shares in connection with the exercise of employee stock options and other awards pursuant to Counterparty employee incentive and other plans.

          10.  Securities Laws and Registration:

          (a) Compliance with Securities Laws. Counterparty agrees that it will comply, in connection with this Transaction and all related or contemporaneous sales and purchases of Common Shares, with the applicable provisions of the Securities Act, the Exchange Act, and the rules and regulations thereunder, including, without limitation, Rules 10b-5 and 10b-18 and Regulation M under the Exchange Act.

          (b)  [Reserved]

          (c) Registration Statement. Counterparty agrees to make available to Citibank and its affiliates an effective registration statement (the "Registration Statement") pursuant to Rule 415 under the Securities Act and one or more prospectuses as necessary to allow Citibank and its affiliates to comply with the applicable prospectus delivery requirements (the "Prospectus") for the resale by Citibank and its affiliates of such number of Common Shares as Citibank shall reasonably specify (or, if greater, the number of shares that Counterparty shall reasonably specify), such Registration Statement to be effective and Prospectus to be current for each day in the Unwind Period and for at least twenty Trading Days after the Unwind Period (excluding, for the avoidance of doubt, days on which the Unwind Period has been suspended pursuant to paragraph 7(f) ("Suspension of Unwind Period")). It is understood that the Registration Statement and

Prospectus will cover a number of Common Shares equal to all Common Shares acquired by Citibank or its affiliates pursuant to the Purchase Agreement plus all Common Shares delivered by Counterparty pursuant to this Transaction. Citibank shall provide, by a reasonable time in advance, such information regarding Citibank and its affiliates as Counterparty, upon advice from counsel, reasonably determines is required to be included in the Prospectuses. Counterparty shall pay the applicable registration fee and all costs in connection with the preparation of the Registration Statement and the Prospectus including, without limitation, Citibank and its affiliates' reasonable fees and legal expenses of outside counsel in connection with the preparation of the Registration Statement and the Prospectus (except if SSB is the sole underwriter in an Underwritten Offering in connection with an Unwind Period with respect to the full Outstanding Aggregate Amount) and the cost of printing the Prospectus. Counterparty agrees to take all required action so that all Common Shares covered by the Registration Statement are eligible for sale and otherwise to take such actions reasonably requested by Citibank to facilitate the disposition of the Common Shares.

          (d) Representations. Counterparty represents (A) on the Trade Date of this Transaction and (B) on each day described in paragraph (c) above in connection with an Unwind Period, that each of its filings, including the Registration Statement and Prospectus (with respect to clause (B), under the Securities Act and the Exchange Act that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

          (e) Due Diligence. Counterparty agrees to provide to Citibank and its affiliates by the 10th Trading Day before the commencement of the relevant Unwind Period an opinion of counsel, comfort letters, officers' certificates and representations and such other documents as may be reasonably requested by Citibank. Counterparty also agrees that beginning
(x) no later than such 10th Trading Day before the commencement of the relevant Unwind Period and (y) at any time after 5 days' written notice, Citibank and its affiliates shall be entitled to perform such diligence as Citibank may reasonably request. In addition, from time to time, Citibank shall be entitled to attend, with notice, Counterparty's meetings with equity analysts and make reasonable inquiries of appropriate officers of Counterparty.

          (f) Additional Events of Default. The failure by Counterparty to comply with its obligations under paragraphs (a), (c) and (e) above or
Section 9(r) ("Additional Share Delivery"), if such failure is not remedied on or before the third Business Day after notice of such failure is given to Counterparty, shall constitute an Event of Default under Section 5(a) of the Agreement with Counterparty as the Defaulting Party.

          11.  Indemnification and Contribution:

          (a) Indemnification by Counterparty. Counterparty agrees to indemnify and hold harmless Citibank, its affiliates, their respective directors, officers, employees, agents, advisors, brokers and representatives and each person who controls Citibank or its affiliates within the meaning of either the Securities Act or the Exchange Act against, and Counterparty agrees that no indemnified party shall have any liability to Counterparty or any of its affiliates, officers, directors, or employees for, any liability (whether direct or indirect, in contract, tort or otherwise) for, any losses, claims, damages, liabilities or expenses, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions, claims, investigations or proceedings in respect thereof, whether commenced or threatened) arise out of or relate to (x) any misstatement or alleged misstatement of a material fact contained in the Registration Statement or the Prospectus (or in any offering materials or supplemental information, if any, provided by or on behalf of Counterparty in connection with any sales on a private placement basis pursuant to paragraph 6(e) ("Citibank Unwind Period Settlement Option"), or in any amendment thereof or supplement thereto, or omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading) or (y) actions or failures to act by an indemnified party with the consent of or in reliance on Counterparty, or
(z) otherwise arise out of or relate to any breach or violation by Counterparty of, or misrepresentation by Counterparty under, this Confirmation or allegation by a third party that Counterparty acted or failed to act in a manner that, as alleged, would have constituted such a breach, violation or misrepresentation. Counterparty agrees, promptly on demand and upon presentment of a detailed invoice, to reimburse each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, expense or action. Notwithstanding anything to the contrary in the foregoing, Counterparty will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to Counterparty by or on behalf of Citibank specifically for use in connection with the preparation of the Registration Statement or the Prospectus or any amendment or supplement thereto. This indemnity agreement will be in addition to any liability which Counterparty may otherwise have.

          (b) Indemnification by Citibank. Citibank agrees to indemnify and hold harmless Counterparty, its affiliates, their respective directors, officers, employees and agents, and each person who controls Counterparty within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from Counterparty to Citibank, but only with respect to written information furnished to Counterparty by or on behalf of Citibank specifically for use in the preparation of the Registration Statement or the Prospectus or any amendment or supplement thereto. This indemnity agreement will be in addition to any liability which Citibank may otherwise have.

          (c) Legal Proceedings. Promptly after receipt by an indemnified party under paragraphs (a) or (b) above of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under paragraphs (a) or (b) above, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under paragraphs (a) or (b) above or, in respect of paragraphs (a) or (b) above, to the extent that the indemnifying party was not materially prejudiced by such failure to notify. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to represent such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under paragraphs (a) or (b) above for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (A) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel), representing the indemnified parties who are parties to such action), (B) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or
(C) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (A) or (C) is applicable, such liability shall be only in respect of the counsel referred to in such clause (A) or (C). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there shall be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising from such proceeding.

          (d) Contribution. If the indemnification provided for above is unavailable to an indemnified party in respect of any losses, claims, damages, expenses or liabilities referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities, in such proportion as is appropriate to reflect not only the relative fault of Counterparty on the one hand and of Citibank on the other in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, but also any other relevant equitable considerations. The relative fault of Counterparty on the one hand and Citibank on the other shall be determined by reference to, among other things, whether the misstatement or alleged misstatement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Counterparty or by Citibank and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The parties agree that it would not be just and equitable if contribution pursuant to this paragraph (d) were determined by method of allocation which does not take account of the equitable considerations referred to in this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          12.  Modifications to the Agreement:

          The following provisions shall apply with respect to the Agreement. Upon execution of a Master Agreement and Schedule by the parties, the provisions in this Section 12 shall be deemed deleted and all references to the Agreement herein shall be deemed to refer to the Master Agreement.

          (a)  Termination Provisions:

               (i) The "Cross-Default" provisions of Section 5(a)(vi) of the Agreement will apply to Citibank and Counterparty.

          WHERE

          "Threshold Amount" means (i) with respect to Citibank three percent (3%) of Stockholder's Equity of Citibank, and (ii) with respect to Counterparty USD 15,000,000. For purposes of (i) above, Stockholder's Equity shall be determined by reference to the relevant party's most recent consolidated (quarterly, in the case of a U.S. incorporated party) balance sheet and shall include, in the case of a U.S. incorporated party, legal capital, paid-in capital, retained earnings and cumulative translation adjustments. Such balance sheet shall be prepared in accordance with accounting principles that are generally accepted in the United States.

               (ii) The "Credit Event Upon Merger" provisions of Section 5(b)(iv) of the Agreement will apply to Citibank and Counterparty.

               (iii)      "Termination Currency" means United States Dollars.


          13.  Representations:

          (a) Each party represents (which representations will be deemed to be repeated on each Tranche Date) to the other party that:

               (i) It is acting as principal for its own account and not as agent when entering into this Transaction;

               (ii) It has sufficient knowledge and expertise to enter into this Transaction and it is entering into this Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as its deems necessary and not upon any view expressed by the other. It has made its own independent decision to enter into this Transaction, is acting at arm's length and is not relying on any communication (written or oral) of the other party as a recommendation or investment advice regarding this Transaction. It has the capability to evaluate and understand (on its own behalf or through independent professional advice), and does understand, the terms, conditions and risks of this Transaction and is willing to accept those terms and conditions and to assume (financially and otherwise) those risks. It acknowledges and agrees that the other party is not acting as a fiduciary or advisor to it in connection with this Transaction. It is entering into this Transaction and the Purchase Agreement for the purpose of raising capital from the sale of Common Shares; and

               (iii) It is an "accredited investor" as defined in Section 2(15)(ii) of the Securities Act and an "eligible swap participant" as such term is defined in 17 C.F.R. Section 35.1(b)(2).

          (b)  Counterparty represents as of the Trade Date to Citibank that:

               (i) It understands no obligations of Citibank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Citibank or any governmental agency;

               (ii) Its investments in and liabilities in respect of this Transaction, which it understands are not readily marketable, is not disproportionate to its net worth, and it is able to bear any loss in connection with this Transaction, including the loss of its entire investment in this Transaction;

               (iii) It understands that this Transaction and, except as provided in paragraph 10 ("Securities Laws and Registration"), the transactions contemplated herein will not be registered under the Securities Act or any state securities law or other applicable federal securities law; and

               (iv) IT UNDERSTANDS THAT THIS TRANSACTION IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

          (c) Counterparty represents that its entry into this Confirmation, the sale of Common Shares to Citibank pursuant to the Purchase Agreement dated as of the date hereof among the parties hereto and the use of the proceeds of such sale by Counterparty will not result in a violation of or contravene any material agreement to which Counterparty is a party or subject to.

          (d) With respect to this Transaction, each representation under the Agreement made or deemed made on each date on which a Transaction is entered into shall be deemed made on the Trade Date.

          14.  Accounts for Payment:

          To Citibank:         To be advised.

          To Counterparty:     To be advised.

          15.  Delivery Instructions:

          Unless otherwise directed in writing, any Common Shares to be delivered hereunder shall be delivered as follows:

          To Citibank:         Salomon Smith Barney
                               DTC 418
                               Attn:  Prime Broker Group
                               For Account 768-00038

          To Counterparty:     To be advised.

          16.  Addresses for Notices:

          For purposes of Section 12(a) of the Agreement, unless otherwise directed in writing, all notices or communications to Counterparty or Citibank shall be delivered to the following addresses:

          To Citibank:         Equity Derivatives
                               Attn.:  Herman Hirsch
                               390 Greenwich Street-3rd Floor
                               Equity Derivatives
                               New York, NY  10013
          Facsimile:           (212) 723-8750
          Telephone:           (212) 723-7357

          with a copy to:      Donald A. Bendernagel, Esq.
                               Vice President
                               388 Greenwich Street -20th Floor
                               New York, New York 10013
          Facsimile:           (212) 816-4223
          Telephone:           (212) 816-2747

          To Counterparty:     Harcourt General, Inc.
                               27 Boylston St.
                               Chestnut Hill, MA 02467
                               Attn:  Eric P. Geller, Esq.
                               John R. Cook
          Facsimile:           (617)  278-5567
          Telephone:           (617)  232-8200

          With a copy to:      Rise B. Norman, Esq.
                               Simpson Thacher & Bartlett
                               425 Lexington Avenue
                               NY, NY   10017
          Facsimile:           (212)  455-2502
          Telephone:           (212)  455-2000

                          Yours sincerely,

                          CITIBANK, N.A.

                          By:
                               ---------------------------------
                               Vice President


Confirmed as of the date first above written:

HARCOURT GENERAL, INC.

By:
     Name:     John R. Cook
     Title:    Senior Vice President and
               Chief Financial Officer